Exhibit 12.1
Terra Industries Inc.
Ratio of earnings to fixed charges

	2001	2002	2003	2004	2005
Earnings
Income (loss) from continuing operations	(79,843)	(36,174)	(12,481)	67,596	22,087
Income tax expense (benefit)	(33,000)	(24,000)	(57,000)	(5,000)	14,217

Earnings before income tax	(112,843)	(60,174)	(69,481)	62,596	36,304

Add:
Minority Interest Expense (Income)	(2,247)	1,510	(8,617)	11,207	13,667
Equity Investee (Income) Loss	(953)	(983)	(803)	(893)	21,415
Fixed Charges	63,949	63,584	65,453	71,154	80,813
Distributed income of equity investees	600	700	1,050	500	46,375

	61,349	64,811	57,083	81,968	162,270

Subtract:
Preference Security and Preferred Dividends	2,028	1,846	1,153	9,101	18,724

TOTAL EARNINGS	(53,522)	2,791	(13,551)	135,463	179,850

Fixed charges
Interest expense	53,594	53,800	55,072	53,134	53,478
Preference Security Dividend (TNCLP)	2,028	1,846	1,153	8,072	13,590
Preferred dividends	—	—	—	1,029	5,134
Deferred finance amortization-TCAPI	3,271	2,790	3,816	4,086	2,778
Bond Discounts-TREC	7	—	—	—	—
1/3 Rent expense on operating leases	5,049	5,148	5,412	4,833	5,833

	63,949	63,584	65,453	71,154	80,813

Ratio of earnings to fixed charges	(0.8)	0.0	(0.2)	1.9	2.23

Dollar amount of Deficiency	(117,471)	(60,793)	(79,004)	—	—

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
(000’s)

	Year ended December 31,
	2001	2002	2003	2004	2005
EARNINGS
Net income (loss) from continuing operations	$(79,843)	$(36,174)	$(12,481)	$67,596	$22,087
Income tax expense (benefit)	(33,000)	(24,000)	(57,000)	(5,000)	14,217

Earnings (loss) before income taxes	(112,843)	(60,174)	(69,481)	62,596	36,304

Minority interest expense (income) in consolidated subsidiaries	(2,247)	1,510	(8,617)	11,207	13,667
Income (loss) of equity investments	(953)	(983)	(803)	(893)	21,415
Fixed charges	63,949	63,584	65,453	71,154	80,813
Distributed income of equity investees	600	700	1,050	500	46,375
Less: preferred dividends	—	—	—	(1,029)	(5,134)
Less: preference security dividends of Terra Nitrogen Company, L.P.	(2,028)	(1,846)	(1,153)	(8,072)	(13,590)

TOTAL EARNINGS (LOSS)	$(53,522)	$2,791	$(13,551)	$135,463	$179,850

FIXED CHARGES
Interest expense	$53,594	$53,800	$55,072	$53,134	$53,478
Amortization of debt expenses	3,278	2,790	3,816	4,086	2,778
One-third of rentals on operating leases	5,049	5,148	5,412	4,833	5,833
Preferred dividends	—	—	—	1,029	5,134
Preference security dividends of Terra Nitrogen Company, L.P.	2,028	1,846	1,153	8,072	13,590

TOTAL FIXED CHARGES	$63,949	$63,584	$65,453	$71,154	$80,813

EARNINGS EXCESS (DEFICIENCY) TO COVER FIXED CHARGES	$(117,471)	$(60,793)	$(79,004)	$64,309	$99,037

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	—	—	—	1.90	2.23